Section 16(a) Beneficial Ownership Reporting Compliance

Each director and officer of the Corporation who is subject to Section 16 of the Securities Exchange Act of 1934 is required to report to the Securities and Exchange Commission by a specified date his or her beneficial ownership of or transactions in the Corporation's securities. Based upon a review of filings with the Commission and written representations that no other reports are required, the Corporation believes that each director and officer filed all requisite reports with the Commission on a timely basis during 2008.